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                                                                  Exhibit (h)(3)

                                     Form of
           AMENDMENT DATED OCTOBER 1, 2003 TO THE MUTUAL FUNDS SERVICE AGREEMENT BETWEEN HANSBERGER INSTITUTIONAL SERIES ("FUND")
           AND J.P. MORGAN INVESTOR SERVICES CO., (SUCCESSOR TO CHASE
                           GLOBAL FUNDS SERVICES CO.)
                       DATED OCTOBER 1, 1996 ("AGREEMENT")

         Pursuant to Section 11 ("Amendments") of the above-referenced Agreement, the Agreement is hereby amended and supplemented as follows:

         1.       Compliance with Laws / Delegation to J.P. Morgan.

         The Fund is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to J.P. Morgan, as provided in the next paragraph below.

         The Fund hereby delegates to J.P. Morgan the performance, on behalf of the Fund, of the duties set forth in the anti-money laundering program, including customer identification procedures, attached hereto (the "AML Program") and the services set forth in Schedule A to this Amendment as concerns the shareholder accounts maintained by J.P. Morgan pursuant to the Agreement (including direct accounts; accounts maintained through FUND/SERV and Networking, to the extent provided below; and omnibus accounts, to the extent provided below) (collectively the "AML Services"). J.P. Morgan agrees to the foregoing delegation and agrees to perform the AML Services in accordance with the AML Program, that has been adopted by the Fund. In connection therewith, J.P. Morgan agrees to maintain customer identification procedures and other policies and procedures, and related internal controls, that are consistent with the AML Program, and the requirement that the Fund employ procedures reasonably designed to achieve compliance with the applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. J.P. Morgan's obligations under this delegation shall be subject to Sections 3 and 4 of this Amendment, which require that the AML Program, adopted by the Fund and any material amendments thereto be submitted to J.P. Morgan.

         The Fund agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Fund maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Fund, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

          In connection with the foregoing delegation, the Fund acknowledges that the performance of the AML Services enumerated in Schedule A involves the exercise of discretion, which in certain circumstances may result in consequences to the Fund and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, J.P. Morgan is granted the discretion to take any such action as may be authorized, and consultation with the Fund shall not be

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required in connection therewith unless expressly required by the AML Program or the Fund, and (ii) the Fund instructs J.P. Morgan that it may avail the Fund of any safe harbor from civil liability that may be available under applicable AML Laws for making a disclosure or filing a report thereunder.

         As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by J.P. Morgan are subject to a more limited scope, as contemplated under the interim final rule of the Department of the Treasury, 31 CFR 103, effective April 24, 2002 (the "Interim Final Rule") and the performance by the Fund of the risk-based evaluation of entities holding such accounts, as contemplated under the Interim Final Rule. The foregoing reference to the Interim Final Rule shall be deemed to include laws and regulations adopted subsequent to the Interim Final Rule, if and to the extent consistent therewith.

         2.       Instructions / Procedures.

         The Fund acknowledges and agrees that deviations from J.P. Morgan's written transfer agent compliance procedures with respect to anti-money laundering may involve a substantial risk of loss. In the event an authorized representative of the Fund requests that an exception be made from any written compliance or transfer agency procedures adopted by J.P. Morgan with respect to the AML Program ("Exception"). J.P. Morgan may, upon notice to the Fund, refuse to permit such Exception, provided that such refusal is reasonable under the circumstances. In the event J.P. Morgan determines to permit such Exception concerning the requirements of the AML Program, it shall be authorized by the Fund's anti money laundering compliance officer ("AML Compliance Officer"). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until J.P. Morgan receives written notice from the Fund that such instrument has been terminated and the Exception is no longer in effect). As long as J.P. Morgan acts in good faith and without willful misconduct, J.P. Morgan shall have no liability for any loss, liability, expenses or damages to the Fund resulting from the Exception, and the Fund shall indemnify J.P. Morgan and hold J.P. Morgan harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to J.P. Morgan therefrom.

         3.       Representations and Warranties.

         The Fund represents and warrants that (a) the Fund has adopted the written AML Program that has been submitted to J.P. Morgan pursuant to Section 4, and has appointed the Fund's AML Compliance Officer, who is, an officer of the Fund; (b) the AML Program and the designation of the AML Officer have been approved or will be ratified by the Fund's Board of Trustees (c) the delegation of certain services thereunder to J.P. Morgan, as provided in Section 1 of this Amendment, has been approved or will be ratified by the Board; and (d) the Fund will submit any material amendments to the Fund's AML Program to J.P. Morgan for J.P. Morgan's review. Any amendment that would have a material impact upon the AML Services to be rendered by J.P. Morgan or the responsibilities of J.P. Morgan shall be provided to J.P. Morgan prior to adoption. The Fund's AML Compliance Officer need not be an officer of the Fund if not required by applicable laws and regulations.

         J.P. Morgan represents and warrants to the Fund that it has adopted and will maintain a written program concerning the AML Services (the AML Program attached hereto) and that its policies and procedures are reasonable and appropriate to provide the AML Services and comply with its obligations under this Amendment.

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         4.       Information to be Furnished by the Fund/J.P. Morgan.

         The Fund has furnished to J.P. Morgan the following:

                  (a) A list of all officers of the Fund, with the Fund's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Fund or its investment adviser), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct J.P. Morgan in all matters.

                  (b) A copy of the Fund's written AML Program, as defined in Section 1 of this Amendment, including related Policies and Procedures, and any amendment thereto.

         J.P. Morgan has furnished the following to the Fund:

                  (c) The written program concerning AML Services and any amendments thereto.

         5.       Privacy.

         In accordance with the Securities and Exchange Commission's Regulation S-P non-public personal information relating to consumers or customers of any Fund provided by, or at the direction of the Fund to J.P. Morgan, or collected or retained by J.P. Morgan in the course of performing its duties as transfer agent, as well as non-public information of any Fund, shall be considered confidential information. J.P. Morgan agrees that it shall not use such confidential information for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not disclose such confidential information to any person or entity other than (i) affiliates of J.P. Morgan to the extent necessary to carry out its obligations under this Agreement (ii) non-affiliated third parties who have entered into written contractual arrangements with J.P. Morgan and only to the extent necessary to carry out J.P. Morgan's obligations under this Agreement (iii) at the direction of any Fund, or (iv) as required by law. J.P. Morgan shall not disclose confidential information to any person or entity unless such person or entity has agreed to keep such information confidential.

         The Fund represents to J.P. Morgan that the Fund has adopted a Statement of its privacy policies and practices as required by the Securities and Exchange Commission's Regulation S-P and agrees to provide J.P. Morgan with a copy of that statement annually.

         6.       Access to be Provided.

         J.P. Morgan shall maintain, appropriate records regarding the AML Services as set forth in the AML Program, and shall promptly deliver such records to the Fund upon termination of the Agreement. J.P. Morgan shall grant reasonable access to each of the Fund, the AML Compliance Officer, and regulators having jurisdiction over the Fund, to the books and records maintained by J.P. Morgan as the same relates to the AML services. Records may be edited or redacted to maintain confidentiality of materials related to other clients of J.P. Morgan. J.P. Morgan shall have appropriate and relevant personnel available to the Fund's AML Compliance Officer and for the Board concerning the AML Services at least annually or at such other intervals as may be reasonably requested by the Compliance Officer or Board.

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         7.       Audits of AML Services

                  (a) In coordination with J.P. Morgan, from time to time, the Funds may review and/or audit the performance and effectiveness of the AML Services provided by J.P. Morgan to the Funds, including through any Subtransfer Agent. Any audit of any Subtransfer Agent shall be consistent with any applicable Agreement between J.P. Morgan and the Subtransfer Agent. J.P. Morgan promptly will take remedial steps necessary to address any deficiencies identified in the reviews or audits and will advise the Funds' AML Compliance Officer of the steps taken to address any such deficiencies.

                  (b) At least annually, J.P. Morgan, in coordination with the Funds, will conduct or arrange for independent testing (audits) by qualified internal auditors or outside auditors of the AML Services it provides to the Funds directly and through any Subtransfer Agent and for compliance with the AML Program, the Policies and Procedures, and this Amendment. J.P. Morgan will provide the AML Compliance Officer with a summary of the scope of such audits, the results of the audits and testing, including any material deficiencies or weaknesses identified, and any remedial steps that will be taken or have been taken.

         8.       Reports to be Furnished to the Fund.

         At least quarterly, J.P. Morgan shall provide a report to the Fund containing the information listed on Schedule B hereto and any other information about the AML Services as may be reasonably requested by the Fund, the Board and/or the Fund's AML Compliance Officer.

         9.       Miscellaneous.

                  (a) The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

                  (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended and supplemented by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

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In witness whereof, the parties hereto have caused this Amendment to be executed by their duly authorized officers. This Amendment will be effective as of October 1, 2003.

                                             HANSBERGER INSTITUTIONAL SERIES

                                             By:_________________________

                                             Title: _____________________

                                             J.P. MORGAN INVESTOR SERVICES CO.

                                             By:_________________________

                                             Title: _____________________

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                            TRANSFER AGENCY AMENDMENT

                                   SCHEDULE A
                             DESCRIPTION OF SERVICES

         The following is a general description of the AML services.

         a.       Verify shareholder identity upon opening new accounts.

         b. Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Fund's AML Program.

         c. Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Fund's AML Program.

         d. Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

         e. Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Fund's AML Program, and make the same available for inspection by (i) the Fund's AML Compliance Officer, (ii) any auditor of the Fund's AML Program or related procedures, policies or controls that has been designated by the Fund in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Fund's AML Compliance Officer.

         f. Arrange for periodic reviews, at least annually, to be performed by internal auditors or other auditors chosen by J.P. Morgan concerning the J.P. Morgan operations related to the AML Services.

         g. Perform such other related services as are required by the AML Program.

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                            TRANSFER AGENCY AMENDMENT

                                   SCHEDULE B
                      ANTI-MONEY LAUNDERING PROGRAM REPORTS

Following each quarterly period, J.P. Morgan will provide a report to the following effect pertaining to the AML Services rendered by J.P. Morgan hereunder during such quarterly period:

..    performed good order review for all new and reregistered accounts;
..    performed acceptance review for all monetary instruments received;
..    administered signature guarantee policy in accordance with prospectus requirements;
..    administered escrow hold policy in accordance with prospectus requirements;
..    verified customer address changes;
..    verified customer identification for all new accounts and all name changes on existing accounts;
..    monitored all purchase transactions made with cash equivalents totaling in excess of $10,000, resulting in the filing of [x] Form 8300 reports during the period. The Fund does not accept cash or currency;
..    monitored all accounts for suspicious activity resulting in the filing of
     [x] Form SAR reports during the period;
..    reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of [x] accounts during the period;
..    created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds;
..    maintained all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Fund's anti-money laundering program for all J.P. Morgan transfer agent services;

The following items will be provided if the Fund falls under the related USA PATRIOT Act provisions:

..    performed any required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and
..    performed any required due diligence on any new correspondent accounts opened during the period.




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